Exhibit 5



                                 August 24, 2000



The Coastal Corporation
Coastal Tower
Nine Greenway Plaza
Houston, TX   77046-0995

Gentlemen:

       I have acted as counsel to The Coastal Corporation (the "Company") in connection with the Registration Statement on Form S-8 of the Company for the registration of (i) Deferred Compensation Obligations in the Company's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan") and (ii) 250,000 shares of the common stock, par value $.331/3 per share, of the Company (the "Common Stock") offered in connection with the Company's 1997 Directors Stock Plan.

       In such capacity, I have familiarized myself with the Certificate of Incorporation and By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, certificates of public officials and representatives of the Company, statutes and other instruments and documents as the basis for the opinion hereinafter expressed.

       On the basis of the foregoing, I am of the opinion that:

       (1) The Company is a corporation, duly organized and validly existing, in good standing under the laws of the State of Delaware.

       (2) The Plan has been duly authorized and executed by the Company and is a legal and binding agreement of the Company in accordance with its terms.

       (3) The Common Stock, when purchased in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

       I hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement. I further consent to all references to me in the Registration Statement, any amendments thereto, or in any prospectus.

                                            Very truly yours,


                                            /S/ AUSTIN M. O'TOOLE
                                            Austin M. O'Toole